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                                                                                                Exhibit 12

                                         STATEMENT RE COMPUTATION OF RATIOS

                                                   (IN THOUSANDS)

                                                YEAR ENDED MARCH 31,                               PRO FORMA         PRO FORMA
                                       --------------------------------------                      ---------         ---------
                                                                                  UNAUDITED        UNAUDITED         UNAUDITED
                                                                                 THREE MONTHS        YEAR           THREE MONTHS
CONSOLIDATED STATEMENT OF                                                           ENDED            ENDED             ENDED
 OPERATIONS DATA                        1994    1995    1996    1997    1998    JUNE 30, 1998    MARCH 31, 1998    JUNE 30, 1998
                                       ------  ------  ------  ------  ------  ---------------  ----------------  ---------------
Income (loss) before income taxes
 and extraordinary credit.......       23,847  28,095  26,108  35,434  70,807     (19,889)           15,587           15,815
Add:
Portion of rents representative
 of the interest factor.........        1,533   1,467   1,900   2,067   2,700         675             2,700              675
Interest on indebtedness........        3,794   3,919   1,723     828   1,221       5,813            52,191           12,873
Amortization of debt expense and
 premium........................                                                      269             2,996              808
                                       ------  ------  ------  ------  ------      ------            ------           ------
Income (loss) as adjusted.......       29,174  33,481  29,731  38,329  74,728     (13,132)           73,474           30,171
                                       ------  ------  ------  ------  ------      ------            ------           ------

Fixed charges:
Portion of rents representative
 of interest factor.............        1,533   1,467   1,900   2,067   2,700         675             2,700              675
Interest on indebtedness........        3,794   3,919   1,723     828   1,221       5,813            52,191           12,873
Amortization of debt expense and
 premium........................                                                      269             2,996              808
                                       ------  ------  ------  ------  ------      ------            ------           ------
Fixed charges...................        5,327   5,386   3,623   2,895   3,921       6,757            57,887           14,356
                                       ------  ------  ------  ------  ------      ------            ------           ------
Ratio of earnings to fixed charges        5.5     6.2     8.2    13.2    19.1          (a)              1.3              2.1
                                       ======  ======  ======  ======  ======      ======            ======           ======
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(a) The ratio of earnings to fixed charges for this period is negative due to earnings for the period being inadequate to cover fixed charges. The coverage deficiency is $19,890 and is a result of the non-recurring charges for the cancellation and conversion of certain stock options as a result of the Merger.